EXHIBIT 99.1

Fastenal Company Reports 2011 First Quarter Earnings

WINONA, Minn., April 12, 2011 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended March 31, 2011. Except for per share information, or as otherwise noted below, dollar amounts are in thousands.

Net sales, pre-tax earnings, net earnings, and net earnings per share were as follows for the three month periods ended March 31:

	Three-month period
	2011	2010	Change

Net sales	$ 640,583	520,772	23.0%

Pre-tax earnings	$ 128,811	90,669	42.1%

% of sales	20.1%	17.4%

Net earnings	$ 79,547	56,034	42.0%

Basic and diluted net earnings per share	$ 0.54	0.38	42.1%

During the first three months of 2011, we opened 37 new stores (we opened 29 new stores in the same period of 2010). The 37 new stores represent an increase of 1.5% since December 31, 2010. (We had 2,490 stores on December 31, 2010.) There were 13,920 total employees as of March 31, 2011, an increase of 4.8% from the 13,285 total employees on December 31, 2010.

COMMENTS REGARDING MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE

Note – Daily sales are defined as the sales for the period divided by the number of business days in the period.

This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business since the market deteriorated late in 2008. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

MONTHLY SALES CHANGES:

All company sales – During each of the first three months in 2011 and each of the twelve months in 2010 and 2009, all of our selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	18.8%	21.5%	22.8%
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%	24.4%	22.1%	23.5%	22.4%	17.9%	20.9%
2009	-8.5%	-10.5%	-17.4%	-21.0%	-20.7%	-22.5%	-22.9%	-21.4%	-20.8%	-18.7%	-12.0%	-8.6%

The improvement in 2010, and into 2011, generally continues the trend we saw in the latter half of 2009. The slow-down in the final three months of 2008 and all of 2009 relate to the general economic weakness in the global marketplace.

Several additional factors positively impacted our sales growth in the first quarter: (1) the strengthening Canadian dollar (when compared to the United States dollar) added approximately 0.7 percentage points  to our daily sales growth in both 2011 and 2010 and (2) our Holo-Krome business, which we acquired in December 2009, added approximately 0.5 percentage points to our daily sales growth in 2010, as there were no comparable sales in 2009.

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2011 group – opened 2009 and earlier, 2010 group – opened 2008 and earlier, and 2009 group – opened 2007 and earlier) represent a consistent 'same-store' view of our business. During each of the first three months in 2011 and each of the twelve months in 2010 and 2009, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	16.0%	18.4%	19.4%
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%	21.3%	19.2%	19.8%	18.8%	14.1%	16.8%
2009	-11.2%	-13.8%	-20.1%	-24.0%	-23.7%	-25.1%	-25.4%	-24.0%	-23.1%	-20.9%	-13.7%	-10.6%

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2011 group – opened 2006 and earlier, 2010 group – opened 2005 and earlier, and 2009 group – opened 2004 and earlier). This store group is more cyclical due to the increased market share these stores enjoy in their local markets. During each of the first three months in 2011 and each of the twelve months in 2010 and 2009, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	15.3%	17.9%	19.2%
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%	19.8%	18.2%	18.9%	17.9%	13.2%	16.0%
2009	-12.4%	-14.3%	-21.5%	-25.2%	-25.2%	-26.3%	-26.6%	-24.7%	-24.2%	-21.7%	-15.0%	-12.1%

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April in both 2011 and 2010), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2010' and '2011' lines represent our actual sequential daily sales changes. The '10Delta' line is the difference between the 'Past' and '2010'; similarly, the '11Delta' is the difference between the 'Past' and '2011'.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%

2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%	-1.0%	3.5%	4.5%	-1.5%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%	1.3%	0.9%	1.9%	-0.8%

2011	-0.2%	1.6%	7.0%
11Delta	-1.1%	-1.7%	4.1%

(1)  The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

During 2010, and year-to-date in 2011, sales were strong - our business has closely followed the trend line since the fall of 2009. The months of February 2011 and 2010 were both negatively impacted by weather.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

END MARKET PERFORMANCE:

Fluctuations in end market business –The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2011	15.5%
2010	15.7%	29.8%	30.6%	17.7%	22.4%
2009	-16.0%	-25.2%	-22.8%	-10.1%	-18.8%

The 2011 and 2010 growth was more pronounced in our industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and less pronounced in the maintenance portion of our manufacturing business (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). The 2009 contraction was more severe in our industrial production business and less severe in the maintenance portion of our manufacturing business. These patterns continue to reflect the strength noted in the ISM Index. This is the index published by the Institute for Supply Management (http://www.ism.ws/).

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2011	17.7%
2010	-14.7%	0.5%	6.3%	10.3%	-0.3%
2009	-6.4%	-19.6%	-25.3%	-24.8%	-19.4%

On a sequential basis, the sales to our manufacturing customers stabilized in May 2009 and then started to demonstrate patterns that resemble historical norms. This reversed the negative trend which began in October 2008. This stabilization and improvement was partially offset by continued deteriorization in our non-residential construction business which weakened dramatically in the first eight months of 2009, and then began to also demonstrate patterns that resemble historical norms.

A graph of the sequential daily sales trends to these two end markets in 2009, 2010, and 2011, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing

130
120
110
100
90
80
70
60
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2009
2010
2011

Non-Residential Construction

130
120
110
100
90
80
70
60
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2009
2010
2011

PATHWAY TO PROFIT AND ITS IMPACT ON OUR BUSINESS:

During April 2007 we disclosed our intention to alter the growth drivers of our business – For most of the preceding ten years, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (see our disclosure below regarding the temporary slowing of our store growth in 2009 and 2010). Our goal was four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, resulting in a growth of our pre-tax earnings to 23% of net sales by 2012, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average sales volume per store increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 caused us to alter the 'pathway to profit' beginning in 2009. These changes centered on two aspects (1) temporarily slowing new store openings to a range of 2% to 5% per year, and (2) temporarily stopping headcount additions except for new store openings and for stores that are growing. (See later discussion on future store openings.)

One side benefit of the 'pathway to profit' initiative, described above, is a slow altering of our cost structure over the last several years to increase the portion of our operating costs that are variable versus fixed. This dramatically improved our ability to manage through the economic environment of the last several years. As discussed in our third quarter 2009 earnings release, we began to stabilize our store headcount in October 2009. From the first quarter of 2010 to the first quarter of 2011 we grew our store average full-time equivalent (FTE) headcount from 7,004 to 7,839, or 11.9%. (See later discussion on store count and FTE numbers by quarter.)

The 'pathway to profit' initiative allows us to focus on the three drivers of our business: (1) store headcount, (2) store (or unit) growth, and (3) average sales volume per store, which ultimately drive our level of profitability. Our original goal was to hit the $125 thousand per month store average, and grow our pre-tax earnings to 23% of net sales, by 2012. We previously disclosed that we believed the duration of the economic weakness could delay the timing of when we achieve these goals by 24-30 months. However, as described below, we have modified our thinking regarding our pre-tax earnings goals.

During 2010, we modified our thought process around the 'pathway to profit' in two regards: (1) with a structurally lowered cost structure, we concluded we could hit our profitability target in the 'pathway to profit' initiative with average store sales of $100 - $110 thousand per month by 2013 (see evidence of this in our 'Store Size and Profitability' table later in this document) and (2) we decided to hire fewer store-based people and instead added resources focused on specific opportunities, such as national accounts personnel and dedicated sales specialists (manufacturing, government, industry focused, and industrial vending solutions). The decision to accelerate the addition of non-store selling resources into the areas of national accounts and dedicated sales specialists reinforces our belief that these areas represent an efficient manner to accelerate sales at existing stores.

Future store openings – In July 2010, we indicated our intentions to open 80 to 95 new stores during the second half of 2010 (or an annualized rate of 6.8% to 8.0%). During the second half of 2010 we opened 82 stores. In 2011, we intend to open 150 to 200 new stores, or an annualized rate of 6.0% to 8.0%. In the first quarter of 2011, we opened 37 new stores.

Store Count and Full-Time Equivalent (FTE) Headcount – Because of the 'pathway to profit', we increased both our store count and our store FTE headcount during 2007 and 2008. However, as indicated earlier, the rate of increase in store locations slowed and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. The number of stores at quarter end, the average headcount at our stores per quarter, the average FTE headcount per quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1	Q3	Q1	Q2	Q3	Q4	Q1
	2007	2008	2010	2010	2010	2010	2011
Store locations-quarter end count	2,073	2,300	2,392	2,407	2,453	2,490	2,522
% change since Q1 2007		11.0%	15.4%	16.1%	18.3%	20.1%	21.7%
% change (twelve months)		7.2%	2.1%	2.4%	4.3%	5.1%	5.4%

Store personnel - absolute headcount	6,849	9,123	8,404	8,401	8,643	9,048	9,361
% change since Q1 2007		33.2%	22.7%	22.7%	26.2%	32.1%	36.7%
% change (twelve months)		17.9%	-7.8%	-3.7%	0.4%	6.2%	11.4%

Store personnel - FTE	6,383	8,280	7,004	7,118	7,450	7,611	7,839
Non-store selling personnel - FTE	616	599	594	591	639	712	779
Sub-total of all sales personnel - FTE	6,999	8,879	7,598	7,709	8,089	8,323	8,618

Distribution and manufacturing personnel - FTE [1]	1,962	2,244	1,800	1,884	2,007	2,040	2,055
Administrative personnel - FTE	767	805	706	707	726	744	760
Sub-total of non-sales personnel - FTE	2,729	3,049	2,506	2,591	2,733	2,784	2,815

Total - average FTE headcount	9,728	11,928	10,104	10,300	10,822	11,107	11,433

% change since Q1 2007
Store personnel - FTE		29.7%	9.7%	11.5%	16.7%	19.2%	22.8%
Non-store selling personnel - FTE		-2.8%	-3.6%	-4.1%	3.7%	15.6%	26.5%
Sub-total of all sales personnel - FTE		26.9%	8.6%	10.1%	15.6%	18.9%	23.1%

Distribution and manufacturing personnel - FTE [1]		14.4%	-8.3%	-4.0%	2.3%	4.0%	4.7%
Administrative personnel - FTE		5.0%	-8.0%	-7.8%	-5.3%	-3.0%	-0.9%
Sub-total of non-sales personnel - FTE		11.7%	-8.2%	-5.1%	0.1%	2.0%	3.2%

Total - average FTE headcount		22.6%	3.9%	5.9%	11.2%	14.2%	17.5%

% change (twelve months)
Store personnel - FTE		15.2%	-9.7%	-1.2%	5.1%	8.6%	11.9%
Non-store selling personnel - FTE		-2.4%	-1.3%	0.3%	9.0%	19.3%	31.1%
Sub-total of all sales personnel - FTE		13.8%	-9.1%	-1.1%	5.4%	9.5%	13.4%

Distribution and manufacturing personnel - FTE [1]		5.4%	-8.7%	1.5%	13.8%	15.4%	14.2%
Administrative personnel - FTE		7.9%	-10.7%	-8.5%	-1.4%	6.1%	7.6%
Sub-total of non-sales personnel - FTE		6.0%	-9.3%	-1.4%	9.4%	12.8%	12.3%

Total - average FTE headcount		11.7%	-9.1%	-1.2%	6.4%	10.3%	13.2%

1Note – The distribution and manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo-Krome in December 2009.

Store Size and Profitability – The store groups listed in the table below, when combined with our strategic account stores, represented approximately 88%, 86%, and 89% of our sales in the first quarter of 2011, 2010, and 2009, respectively. Strategic account stores are stores that are focused on selling to a group of strategic account customers in a limited geographic market. Our remaining sales (approximately 12%, 14%, and 11%, respectively) relate to either: (1) our in-plant locations, (2) our direct Fastenal Cold Heading business (including our Holo-Krome business acquired in December 2009), or (3) our direct import business. Our average store had sales of $74,400, $62,700, and $61,900 per month in the first quarter of 2011, 2010, and 2009, respectively. This average amount was $71,600 per month in the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'). The average age, number of stores, and pre-tax earnings data by store size for the first quarter of 2011, 2010, and 2009, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended March 31, 2011
$0 to $30,000	4.2	401	15.9%	-12.2%
$30,001 to $60,000	7.4	886	35.1%	12.6%
$60,001 to $100,000	10.1	676	26.8%	22.2%
$100,001 to $150,000	12.3	317	12.6%	25.4%
Over $150,000	15.5	198	7.9%	27.1%
Strategic Account Store		44	1.7%
Company Total		2,522	100.0%	20.1%
Three months ended March 31, 2010
$0 to $30,000	4.4	516	21.6%	-14.5%
$30,001 to $60,000	7.4	942	39.4%	11.2%
$60,001 to $100,000	10.1	561	23.5%	21.3%
$100,001 to $150,000	12.9	231	9.7%	24.6%
Over $150,000	16.2	111	4.6%	26.3%
Strategic Account Store		31	1.3%
Company Total		2,392	100.0%	17.4%
Three months ended March 31, 2009
$0 to $30,000	3.8	605	25.8%	-23.4%
$30,001 to $60,000	6.6	836	35.7%	9.8%
$60,001 to $100,000	9.5	528	22.5%	20.1%
$100,001 to $150,000	11.9	231	9.9%	24.6%
Over $150,000	15.5	121	5.2%	26.8%
Strategic Account Store		21	0.9%
Company Total		2,342	100.0%	16.1%

Note – Amounts may not foot due to rounding difference.

Our original intent under the 'pathway to profit' was to increase the sales of our average store to approximately $125,000 per month (see earlier discussion) in order to meet our pre-tax earnings profitability goal of 23%. This would have shifted the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe would have allowed us to leverage our fixed cost and increase our overall productivity. Our goal today is to continue (1) to grow the business and (2) to grow our pre-tax earnings as a percent of net sales. As stated earlier, we now believe, based on the profitability improvements noted in the table above, we can hit our pre-tax earnings percent goal of 23% with average store sales of approximately $100,000 - $110,000 per month.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the three-month periods ended March 31:

	Three-month period
	2011	2010

Net sales	100.0%	100.0%
Gross profit	52.0%	51.1%

Operating and administrative expenses	32.0%	33.7%
Loss on sale of property and equipment	0.0%	0.0%
Operating income	20.1%	17.4%

Interest income	0.0%	0.0%
Earnings before income taxes	20.1%	17.4%

Note – Amounts may not foot due to rounding difference.

Gross profit percentage for the first quarter of 2011 increased from the same period in 2010. Sequentially, the gross profit held constant with the fourth quarter of 2010.

The gross profit percentage in the first, second, third and fourth quarters was as follows:

	Q1	Q2	Q3	Q4

2011	52.0%
2010	51.1%	52.1%	51.8%	52.0%
2009	52.9%	51.1%	50.0%	49.9%

The fluctuations in our gross profit percentages are typically driven by: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized due to the day-to-day fluctuations in customer pricing relative to product and freight costs. This component was negatively influenced by the competitive landscape in 2009 which depressed the prices we could charge for our products. This component has generally improved since August 2009, except for customer mix which is discussed later. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. This component was negatively influenced by deflationary impacts in 2009 as we were selling inventory sourced at peak costs late in 2008. This component was magnified in 2009 due to the nature of our inventory turns and the dramatic decrease in sales activity during much of the year. However, this component improved in the first, second, third, and fourth quarters of 2010, and in the first quarter of 2011, when compared to the fourth quarter of 2009. The third component relates to vendor volume allowances. The gross profit dollars associated with this component dropped dramatically in the second half of 2009. However, this component improved in the first, second, third, and fourth quarters of 2010, and in the first quarter of 2011, when compared to the fourth quarter of 2009.

The decrease in gross profit percentage, from the second quarter of 2010 to the third and fourth quarters of 2010 and the first quarter of 2011, was primarily caused by the strong growth of our industrial production business, which resulted in a change in our overall business mix. The industrial production business has a lower gross margin; therefore, the change in mix pulled our gross margin down. However, since the operating expenses of our industrial production business are lower, operating income produced by that business is similar to our overall business. As we indicated in our second quarter 2010 earnings release, vendor volume allowances largely recovered during the second quarter of 2010 to the levels in place in 2008 and in early 2009 due to the reset of vendor allowance programs which tend to be calendar based. Generally speaking, the decline in the gross margin percentage from 2008 to 2009 was evenly split between a deterioration in the three components discussed earlier. The improvement from 2009 to 2010 was primarily related to improvements in vendor incentive gross profit (about half of the improvement), with the balance evenly split between improvements in organizational gross profit and transactional gross profit. This improvement split is also true in the first quarter of 2011 when compared to the first quarter of 2010.

Operating and administrative expenses improved relative to sales in the first quarter of 2011 versus the first quarter of 2010.

Historically, 65% to 70% of our operating and administrative expenses consist of employee related costs. The components are: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) education, and (4) social taxes. During 2009, these components had reduced to a range between 60% and 65% due to the factors noted below. During the first quarter of 2011 and during 2010, this range moved back to the historical level.

The two largest components of employee related costs grew/contracted as follows for the three-month periods ended March 31:

	Three-month period
	2011	2010

Payroll cost	29.2%	-4.1%
Health care cost	-5.6%	21.5%

The two largest components of operating and administrative expenses, outside of the employee related costs, grew/contracted as follows for the three-month periods ended March 31:

	Three-month period
	2011	2010

Occupancy	7.8%	-1.7%
Selling transportation	12.7%	8.1%

The increase in payroll costs from the first quarter of 2010 to the first quarter of 2011 noted above was greater than the change in full-time equivalent headcount noted earlier in this document. This was driven by several factors: (1) sales commissions earned grew (this increase was amplified by the sales growth and the gross margin expansion, both of which have a meaningful impact on the commissions earned), (2) total bonuses earned increased due to our profit growth, (3) hours worked per employee grew, and (4) our profit sharing contribution grew. For the first quarter of 2011 and 2010, these four items all grew at a rate faster than the rate of sales growth.

Our health care costs in the first quarter of 2011 decreased from the unusual peak in the same period in 2010. Health care costs in 2009, and the first quarter of 2010, increased due to the increase in the percentage of employees opting for expanded coverage as their spouses lost their insurance coverage at other employers, increases in COBRA costs due to changes in federal funding within COBRA, and an increase in health care utilization when compared to previous years.

The two largest components of the remaining costs within our operating and administrative expenses include occupancy and selling transportation. Occupancy expenses for the first quarter of 2011 increased from the first quarter of 2010 and from the fourth quarter of 2010. Approximately 50% of the increase from the first quarter of 2010 to the first quarter of 2011 was caused by increases in utility costs, while all of the 2010 comparable decrease was caused by decreases in utility costs. The selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in cost of sales. Selling transportation costs included in operating and administrative expenses increased in the first quarter of 2011 and 2010.  Most of the cost components stayed relatively flat or improved nominally in both years; however, the fuel component increased in both periods due to improving sales patterns, new store locations, and increases in energy costs.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first quarter of 2011, our total vehicle fuel costs were approximately $8.6 million. During the first, second, third, and fourth quarters of 2010, our total vehicle fuel costs were approximately $6.4 million, $6.8 million, $6.6 million, and $7.1 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, and changes in the number of vehicles at our store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

The average per gallon fuel costs (in actual dollars) and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4
2011 price
Diesel fuel	$3.60
Gasoline	$3.22

2010 price
Diesel fuel	$2.89	3.06	2.96	3.14
Gasoline	$2.68	2.80	2.71	2.84

2009 price
Diesel fuel	$2.19	2.29	2.61	2.70
Gasoline	$1.86	2.25	2.55	2.54

Per gallon price change	Q1	Q2	Q3	Q4
2011 change
Diesel fuel	24.6%
Gasoline	20.1%

2010 change
Diesel fuel	32.0%	33.6%	13.4%	16.3%
Gasoline	44.1%	24.4%	6.3%	11.8%

Income taxes – Incomes taxes as a percentage of earnings before income taxes were approximately 38.2% for the first quarter of 2011 and 2010.

WORKING CAPITAL:

The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at March 31:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2011	2010	2009	2011	2010	2011	2010
Accounts receivable, net	$ 325,685	262,463	240,658	63,222	21,805	24.1%	9.1%
Inventories	576,451	507,243	555,283	69,208	(48,040)	13.6%	-8.7%

The accounts receivable increase of 24.1% from 2010 to 2011 was created by a daily sales increase of 21.5% and 22.8% in February and March 2011, respectively. The increase in accounts receivable was greater than the increase in daily sales. This was primarily driven by the significant growth in both our national account (large customer) business and in our international business, both of which typically pay slower than our remaining business. The accounts receivable increase of 9.1% from 2009 to 2010 relates to a daily sales increase of 4.4% and 12.1% in February and March 2010, respectively. The accounts receivable increase since year end was caused by (1) the seasonality in our business, and (2) sales growth.

A portion of our inventory procurement has a longer lead time than our ability to foresee sales trends; therefore, the drop in sales growth activity in the fourth quarter of 2008 and during the first two months of 2009 continued to result in inventory consumption that was less than the amount of inbound product. The inventory decrease began in March 2009 and continued through most of 2009. Our inventory dropped approximately $9,000, $36,000, and $21,000 during the first, second, and third quarters of 2009, respectively. This related to our conscious effort to lower the stocking levels in our distribution centers in the wake of the economic meltdown late in 2008 and in the first half of 2009. The inventory grew by approximately $10,000 in the fourth quarter of 2009; approximately half of this increase related to our December 2009 acquisition of Holo-Krome and the balance related to an increase in inventory stocking at our distribution centers to support the improving sales trends we had experienced since August 2009. During 2010, our inventory decreased approximately $1,000 in the first quarter, and increased approximately $15,000, $24,000, and $11,000 in the second, third, and fourth quarters, respectively, resulting in a $49,000 annual net increase. During the first quarter of 2011, our inventory grew by approximately $19,000. In its most simplified view, our expanding inventories are directly related to (1) the expanding sales growth trends (with emphasis on our large account business – both OEM & MRO), (2) our confidence in their sustainability, (3) an increase in the rate of store openings, and (4) in recent months, inflation.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the first quarter of 2011, we generated $74,284 (or 93.4% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

The strong free cash flow (operating cash flow less net capital expenditures) during 2010 and 2011 allowed us to increase our first dividend payment (declared in January 2011 and paid in February 2011) by 25.0% (from $0.40 per share in 2010 to $0.50 per share in 2011). In addition, we declared the first 'second quarter' dividend in our history (declared on April 11, 2011, with a payment date of April 28, 2011); this dividend is $0.26 per share. Our board of directors also indicated their present intention to change the frequency of our dividend from semi-annual to quarterly in the future.

STOCK REPURCHASE:

In July 2009, we announced our board of directors had authorized purchases by us of up to 2,000,000 shares of our common stock. This authorization replaced any unused authorization previously approved by our board of directors. During 2009, we purchased 1,100,000 shares of our outstanding stock at an average price of approximately $37.37 per share. These purchases occurred in the fourth quarter of 2009. We did not purchase any stock in 2010 or in the first quarter of 2011.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

ANNUAL MEETING OF SHAREHOLDERS PRESENTATION:

On Tuesday, April 19, 2011, we will be holding our Annual Meeting of Shareholders at our offices at 2001 Theurer Boulevard, Winona, Minnesota. The meeting will also be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) the goals of our long‑term growth strategy, 'pathway to profit', including anticipated decreases in the rate of new store openings from our historic rate prior to implementation of the strategy, planned additions to our sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from that strategy and from our recent decision to add resources focused on specific sales opportunities and the expected timeline for achieving that growth, the leverage, working capital and productivity improvements expected to result from the strategy, and the growth in profitability expected to result from the strategy and the expected timeline for achieving that growth (including our belief that we can achieve targeted profitability due to a structural lowering of our costs even if our average store sales do not grow as expected), (2) the expected rate of new store openings, (3) our expectations regarding sales growth and our confidence in the sustainability of that growth, and (4) our board's intent to pay quarterly dividends in the future. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward looking statements: (1) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified sales personnel, an inability to realize anticipated savings from lowering our cost structure, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative and the expected time frame for achieving those goals, (2) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change from that projected in the number of North American markets able to support stores, or an inability to recruit and retain qualified employees could cause the rate of new store openings to change from that expected, (3) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries could affect our ability to sustain our sales growth, and (4) changes in our financial condition or results of operations could cause our board to modify our expected future dividend practices. We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2010 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
	March 31,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$ 124,848	143,693
Marketable securities	26,208	26,067
Trade accounts receivable, net of allowance for doubtful accounts of $4,712 and $4,761, respectively	325,685	270,133
Inventories	576,451	557,369
Deferred income tax assets	17,947	17,897
Other current assets	61,782	70,539
Total current assets	1,132,921	1,085,698

Marketable securities	4,548	5,152
Property and equipment, less accumulated depreciation	373,498	363,419
Other assets, net	13,646	14,014

Total assets	$ 1,524,613	1,468,283

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 68,519	60,474
Accrued expenses	92,478	96,412
Income taxes payable	48,519	5,299
Total current liabilities	209,516	162,185

Deferred income tax liabilities	23,580	23,586

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	0	0
Common stock, 200,000,000 shares authorized, 147,430,712 shares issued and outstanding	1,474	1,474
Additional paid-in capital	5,263	4,363
Retained earnings	1,264,015	1,258,183
Accumulated other comprehensive income	20,765	18,492
Total stockholders' equity	1,291,517	1,282,512

Total liabilities and stockholders' equity	$ 1,524,613	1,468,283

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)
	Three months ended
	March 31,
	2011	2010

Net sales	$ 640,583	520,772

Cost of sales	307,203	254,859
Gross profit	333,380	265,913

Operating and administrative expenses	204,692	175,410
Loss on sale of property and equipment	25	67
Operating income	128,663	90,436

Interest income	148	233

Earnings before income taxes	128,811	90,669

Income tax expense	49,264	34,635

Net earnings	$ 79,547	56,034

Basic net earnings per share	$ 0.54	0.38

Diluted net earnings per share	$ 0.54	0.38

Basic weighted average shares outstanding	147,431	147,431

Diluted weighted average shares outstanding	147,714	147,431

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Three months ended
	March 31,
	2011	2010

Cash flows from operating activities:
Net earnings	$ 79,547	56,034
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	10,481	10,287
Loss on sale of property and equipment	25	67
Bad debt expense	2,267	1,624
Deferred income taxes	(56)	6
Stock based compensation	900	1,000
Amortization of non-compete agreements	148	17
Changes in operating assets and liabilities:
Trade accounts receivable	(57,819)	(49,918)
Inventories	(19,082)	1,162
Other current assets	8,757	2,655
Accounts payable	8,045	12,288
Accrued expenses	(3,934)	8,709
Income taxes	43,220	33,460
Other	1,785	1,637
Net cash provided by operating activities	74,284	79,028

Cash flows from investing activities:
Purchase of property and equipment	(21,206)	(8,138)
Proceeds from sale of property and equipment	621	685
Net decrease in marketable securities	463	988
Net decrease (increase) in other assets	220	(44)
Net cash used in investing activities	(19,902)	(6,509)

Cash flows from financing activities:
Payment of dividends	(73,715)	(58,972)
Net cash used in financing activities	(73,715)	(58,972)

Effect of exchange rate changes on cash	488	423

Net (decrease) increase in cash and cash equivalents	(18,845)	13,970

Cash and cash equivalents at beginning of period	143,693	164,852
Cash and cash equivalents at end of period	$ 124,848	178,822

Supplemental disclosure of cash flow information:
Cash paid during each period for income taxes	$ 6,100	1,169
CONTACT: Dan Florness, EVP and Chief Financial Officer
         507.454.5374